Exhibit 99.1

STATE INVESTORS BANCORP, INC. REPORTS SECOND QUARTER RESULTS

Metairie, La., – Aug. 10, 2011 – State Investors Bancorp, Inc. (the “Company”) (Nasdaq: SIBC), the holding company of State-Investors Bank, reported net income for the quarter ended June 30, 2011, of $270,000, an increase of $15,000, as compared to net income of $255,000 reported for the quarter ended June 30, 2010.  Net income for the six months ended June 30, 2011 amounted to $489,000, a decrease of $29,000 from $518,000 in net income reported for the six months ended June 30, 2010.

The Company was organized by State-Investors Bank to facilitate State-Investors Bank’s conversion from mutual to stock form of organization, which was completed on July 6, 2011.  The results for the second quarter are the results of State-Investors Bank.  In connection with the conversion, the Company sold 2,909,500 shares of common stock at $10.00 per share and received gross proceeds of $29.1 million.

The increase in net income for the quarter ended June 30, 2011 resulted primarily from a $42,000, or 2.4%, increase in net interest income and a $48,000, or 800.0%, increase in non-interest income, partially offset by an increase of $67,000, or 4.9%, in non-interest expense, a $34,000, or 113.3%, increase in the provision for loan losses, and an $8,000, or 5.5%, increase in the provision for income taxes.  The increase in net interest income was due to a decrease of $243,000, or 21.6%, in total interest expense as a result of an overall decline in the average cost of funds which more than offset a $167,000, or 5.7% decrease in total interest income.  The increase in non-interest income was primarily due to a $23,000 loss on the sale of investment securities available-for-sale that was recognized in the second quarter of 2010, compared to none in the second quarter of 2011. The increase in non-interest expense was primarily due to an increase in salaries and employee benefits expense of $24,000, or 3.4%, as well as increases of $39,000 in occupancy expenses, $34,000 in deposit insurance premiums, $18,000 in professional fees and $7,000 in security expense, partially offset by decreases in advertising, data processing expense and office supplies and postage.  A $64,000 charge to the provision for loan losses during the quarter ended June 30, 2011, reflects the increase in loan loss allowances deemed necessary by management.

The change in net income for the six months ended June 30, 2011, compared to the same period in 2010, was primarily due to a decrease of $400,000, or 6.8%, in interest income, and an increase of $196,000, or 7.2%, in non-interest expense. This was partially offset by a decrease of $494,000, or 21.5%, in interest expense, an increase of $88,000 in non-interest income and a decrease in the provision for income taxes of $4,000.  The decreases in both interest income and interest expense were due to a decrease in the yield on average loans and a decline in the average cost of funds. The increase in non-interest income was due to a $42,000, or 60.9%, increase in service charges, fees and other operating income, partially offset by a $46,000 loss on sale of available-for-sale securities during the six months ended June 30, 2010 compared to none in the six months ended June 30, 2011. The increase in non-interest expense was primarily due to increases in salaries and employee benefits expense, as well as increases in occupancy expense, deposit insurance premiums, professional fees, security expense and office supplies and postage.

At June 30, 2011, the Company reported total assets of $284.1 million, an increase of $75.4 million, or 36.1%, compared to total assets of $208.7 million at December 31, 2010.  The increase primarily reflected increases in investment securities, and cash and cash equivalents. The Company’s asset growth was funded by increased deposits. The Company’s asset growth was significantly driven by an $8.7 million increase in investment securities as the Company chose to invest a portion of its liquid assets in investment securities in order to enhance its yield. The single largest increase was a $65.3 million increase in cash and cash equivalents which reflected in large part the investment of deposits received in connection with the payments for stock subscribed for in the offering conducted in connection with the conversion of State-Investors Bank. The $77.6 million increase in deposits reflected both normal growth as well as the receipt of subscription funds deposited to fund the purchase of shares of common stock in the offering.  As of July 6, 2011, the subscription funds deposited in excess of the $29.1 million of common stock sold in the offering were returned to subscribers. Advances from the Federal Home Loan Bank of Dallas amounted to $23.4 million at June 30, 2011, compared to $26.5 million at December 31, 2010, a decrease of $3.1 million, or 11.6%. At June 30, 2011, the Company reported $1.9 million of non-performing assets, or 0.7%, of total assets at such date.

Total equity increased $502,000, or 2.4%, to $21.8 million at June 30, 2011, from $21.3 million at December 31, 2010, primarily due to net income of $489,000 for the six months ended June 30, 2011, and an increase in unrealized gain on securities available for sale of $13,000 net of the deferred tax effect.

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices, in the greater New Orleans market area.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

State-Investors Bank* Balance Sheet
(In thousands)
	June 30, 2011		December 31, 2010
ASSETS	(Unaudited)

Cash and cash equivalents	$72,288	(1)	$7,031
Investment securities	18,054		9,379
Loans receivable, net	180,836		180,631
Other assets	12,907		11,647

Total assets	$284,085		$208,688

LIABILITIES AND EQUITY

Deposits	$236,743	(1)	$159,130
FHLB advances	23,413		26,483
Other liabilities	2,136		1,784

Total liabilities	262,292		187,397

Total equity	21,793		21,291
Total liabilities and equity	$284,085		$208,688
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(1)	Includes $68.6 million received by State-Investors Bank and held on deposit in an escrow account in connection with the conversion stock offering.

State-Investors Bank
Income Statement
(In thousands)
	Three Months ended June 30,		Six Months ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Total interest income	$2,762	$2,929	$5,481	$5,881
Total interest expense	883	1,126	1,803	2,297
Net interest income	1,879	1,803	3,678	3,584
Provision for loan losses	64	30	94	75
Net interest income after provision for loan losses	1,815	1,773	3,584	3,509
Non-interest income	54	6	111	23
Non-interest expense	1,446	1,379	2,917	2,721
Income before income taxes	423	400	778	811
Income taxes	153	145	289	293

NET INCOME	$270	$255	$489	$518

Ratios:	Three Months ended June 30,		Six Months ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Average interest rate spread	3.40%	3.43%	3.50%	3.40%
Net interest margin	3.46%	3.60%	3.57%	3.56%
Average interest-earning assets to
average interest-bearing liabilities	103.62%	107.65%	104.09%	107.39%
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*	The financial data presented herein is financial data for State-Investors Bank. State Investors Bancorp, Inc. became the holding company for State-Investors Bank on July 6, 2011.
CONTACT:
Anthony S. Sciortino, President and Chief Executive Officer
(504) 832-9400